Exhibit 3.4

CERTIFICATE OF FORMATION

OF

DARLING NATIONAL LLC

This Certificate of Formation of Darling National LLC (the “Company”) is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1. The name of the limited liability company formed hereby is Darling National LLC.

2. The address of the registered office of the Company in the State of Delaware is:

Corporation Trust Center

1209 Orange Street

City of Wilmington

County of New Castle

The Company’s registered agent at such address is: The Corporation Trust Company.

3. This Certificate of Formation shall be effective on the date of filing.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has caused this Certificate of Formation to be duly executed as of the 16th day of December, 2005.

By:	/s/ R.B. Ramsey
R.B. Ramsey
Authorized Person